EXHIBIT 23(c)


Independent Auditors' Consent


The Board of Directors of
Access Pharmaceuticals, Inc.


We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our report dated March 24, 1998 contains an explanatory paragraph that states that the Company has suffered recurring losses from operations and has a net capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.



                                                /s/  KPMG LLP
                                              -----------------
                                                   KPMG LLP


Dallas, Texas
June 22, 2000